Exhibit 10.43

RESTRICTED SHARE UNIT AWARD AGREEMENT

PHYSICIANS REALTY TRUST

2013 EQUITY INCENTIVE PLAN

1.                                      Grant of Award.  Pursuant to the Physicians Realty Trust 2013 Equity Incentive Plan (the “Plan”) for Employees, Consultants, and Outside Trustees of Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), the Company grants to

(the “Participant”)

an Award of Restricted Share Units in accordance with Section 6.5 of the Plan.  The number of Restricted Share Units awarded under this Restricted Share Unit Award Agreement (the “Agreement”) is                                            (                    ) units (the “Awarded Units”).  Each Restricted Share Unit represents the right to receive one Common Share if the Restricted Share Unit becomes vested and nonforfeitable in accordance with this Agreement.  The “Date of Grant” of this Award is March 6, 2015.  The Participant shall have no rights as a shareholder of the Company, no dividend rights and no voting rights with respect to the Restricted Share Units or the Common Shares underlying the Restricted Share Units unless and until the Restricted Share Units become vested and nonforfeitable and such Common Shares are delivered to the Participant in accordance with Section 8 of this Agreement.  The Participant is not required to pay any cash consideration for the grant of the Restricted Share Units.

2.                                      Subject to Plan.  This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control.  The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.                                      Vesting.  Subject to the terms and conditions of this Agreement, the Awarded Units shall vest in two annual installments, on the first two anniversaries of the Date of Grant, provided that the Participant is providing services to the Company or a Subsidiary on the relevant anniversary, or at such earlier time as Awarded Units may vest pursuant to Sections 5 or 6 of this Agreement.  In the absence of accelerated vesting under Sections 5 or 6, the Awarded Units granted under this Agreement shall vest with respect to one-half of the number of Awarded Units on each of the first and second anniversary of the Date of Grant.

4.                                      Termination of Service on the Board.

a.                                      Except as provided in Sections 4(b), 5 or 6 below, if the Participant resigns from service as a member of the Board, decides not to stand for reelection at the expiration of the Participant’s term of office as a member of the Board, is not nominated by the Board to stand for election at the Annual Shareholders’ Meeting at which the Participant’s term of office as a member of the Board expires, or, if nominated, is not reelected, then any Awarded Units held by the Participant which have not yet vested shall not be forfeited but shall remain unvested until such time as such Awarded Units would otherwise have become vested as provided in Section 3 (disregarding, for purposes of this Section 4(a), the requirement of continued service on the Board as specified in Section 3) and shall be issued pursuant to Section 8.

b.                                      Notwithstanding the foregoing, if the Participant is removed from the Board by the shareholders of the Company for cause, or the Participant resigns or decides not to stand for reelection as a member of the Board following delivery of notice to the shareholders of a proposal to remove the Participant for cause (for these purposes, “cause” shall mean, with respect to any particular Participant, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Participant caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty), then all Awarded Units which have not previously become vested shall immediately be forfeited.  Upon forfeiture, all of the Participant’s rights and interest with respect to the forfeited Awarded Units (and related dividend equivalents) shall cease and terminate, without any further obligations on the part of the Company.

5.                                      Effect of Death or Disability.

a.                                      If the Participant ceases to serve as a member of the Board as a result of the Participant’s death before the Awarded Units granted under this Agreement have become vested, vesting of any unvested Awarded Units granted to the Participant under this Agreement shall be accelerated.

b.                                      If the Participant ceases to serve as a member of the Board as a result of the Participant’s Disability (as defined below) before the Awarded Units granted under this Agreement have become vested, vesting of any unvested Awarded Units granted to the Participant under this Agreement shall be accelerated.  The Participant shall have a “Disability” only if he or she is “disabled” within the meaning of Section 409A of the Code.

6.                                      Effect of Change in Control.  Notwithstanding the other terms of this Agreement, in the event of a Change in Control that is a “change in ownership or effective control” in respect of the Company within the meaning of Code Section 409A, the vesting of the Awarded Units granted under this Agreement shall be accelerated, any previously unvested Awarded Units shall vest immediately, and the Participant shall become entitled to receive a number of shares of Common Stock equal to the number of previously unvested Awarded Units.

7.                                      Restrictions on Transfer of Awarded Units.  Subject to the provisions of the Plan and the terms of this Agreement, the Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Awarded Units, related rights to dividend equivalents or any other rights relating thereto, and the Awarded Units, related rights to dividend equivalents or any other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Participant may designate a beneficiary to receive any settlement in respect of the Awarded Units upon the death of the Participant, in the manner and to the extent permitted by the Committee.  Any purported transfer or other transaction not permitted under this Section 7 shall be deemed null and void.

8.                                      Timing and Manner of Settlement of Awarded Units.

a.                                      Settlement Timing.  Unless and until the Awarded Units become vested and nonforfeitable in accordance with Section 3, 5 or 6 of this Agreement, the Participant will have no right to settlement of any such Awarded Units.  Awarded Units will be settled under this Section 8 by the Company delivering to the Participant (or his beneficiary in the event of death) a number of Common Shares equal to the number of Awarded Units that have become vested and nonforfeitable in accordance with Section 3, 5 or 6 of this Agreement and are to be settled at the applicable settlement date.  In the case of Awarded Units that become vested and nonforfeitable in accordance with Section 3, 5 or 6 such Awarded Units will be settled at a date that is as prompt as practicable after the vesting date but in no event later than sixty (60) days after the applicable vesting date.

b.                                      Manner of Settlement.  The Company may make delivery of Common Shares in settlement of Awarded Units by either delivering certificates representing such Common Shares to the Participant (if requested by the Participant in accordance with Section 6.3(a) of the Plan and the Company has elected, in its sole discretion, to issue certificates (as opposed to electronic book entry form with respect to its Common Shares)) or by registering the Common Shares in the Participant’s name.  In no event will the Company issue fractional Common Shares.

c.                                       Effect of Settlement.  Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Awarded Units that have been paid and settled.  Although a settlement date or range of dates for settlement are specified above, the Company retains discretion to determine the settlement date, and no Participant or beneficiary of a Participant shall have any claim for damages or loss by virtue of the fact that the market price of Common Shares was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date (any claim relating to settlement will be limited to a claim for delivery of Common Shares and related dividend equivalents).

9.                                      Legend.  The following legend shall be inserted on a certificate, if issued, evidencing Common Shares issued under the Plan if the Common Shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Common Shares represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

10.                               Dividend Equivalents.  During the period beginning on the Date of Grant and ending on the date that Common Shares are issued in settlement of Awarded Units, the Participant will accrue dividend equivalents equal to the cash dividend or distribution that would have been paid had the Awarded Unit been an issued and outstanding Common Share on the record date for the dividend or distribution.  Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Awarded Units to which they relate; (ii) will be payable with respect to the total number of Awarded Units that become vested and nonforfeitable; and (ii) will be denominated and payable solely in cash.

11.                               Adjustment to Number of Awarded Units.  The number of Awarded Units shall be subject to adjustment in accordance with Articles 11 through 13 of the Plan.  Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Participant under Section 10 in connection with such transaction or event.  Restricted Share Units credited to the Participant as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Awarded Units prior to the adjustment.

12.                               Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

13.                               Participant’s Acknowledgments.  The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.  The Participant acknowledges and agrees that (i) sales of Common Shares delivered in settlement of Awarded Units will be subject to the Company’s policies regulating trading by Outside Trustees, including any applicable “blackout” or other designated periods in which sales of Common Shares are not permitted, and (ii) Common Shares delivered in settlement of Awarded Units will be subject to any recoupment or “clawback” policy applied with prospective or retroactive effect.

14.                               Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland (excluding any conflict of laws rule or principle of Maryland law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

15.                               No Right to Continue Service.  Nothing herein shall be construed to confer upon the Participant the right to continue to provide services to the Company or any Subsidiary as an Outside Trustee, or interfere with or restrict in any way the right of the Company to remove the Participant as an Outside Trustee at any time.

16.                               Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

17.                               Covenants and Agreements as Independent Agreements.  Each covenant and agreement that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

18.                               Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

19.                               Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

20.                               Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.  Notwithstanding the preceding sentence, the Company may amend the Plan or this Agreement to the extent permitted by the Plan.

21.                               Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

22.                               Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23.                               Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.                                      Notice to the Company shall be addressed and delivered as follows:

Physicians Realty Trust

735 North Water Street, Suite 1000

Milwaukee, Wisconsin  53202

Attn: Corporate Secretary

Fax: (414) 978-6550

b.                                      Notice to the Participant shall be addressed and delivered as set forth on the signature page.

24.                               Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement.  The Company shall issue to the Internal Revenue Service and to the Participant a Form 1099 and any other reporting form that may be required to report the amount of tax which the Participant has incurred under applicable federal, state and local tax laws.  The Company will not withhold such taxes, and the Participant acknowledges that the Participant may need to adjust his or her estimated tax payments to take the additional taxable income into account.

25.                               REIT Status.  This Agreement shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust.

26.                               Unfunded Plan.  The Participant acknowledges and agrees that any rights of the Participant to the Participant’s Awarded Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Participant any right to or claim against any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Participant.  With respect to the Participant’s entitlement to any payment hereunder, the Participant shall be a general creditor of the Company.

27.                               Code Section 409A.  Payments made pursuant to this Agreement are intended to be exempt from, or to otherwise comply with, Section 409A of the Code and the Treasury regulations and guidance issued thereunder (collectively, “Code Section 409A”).  Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 27 will apply in order that the Awarded Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A.  In addition, the Company and the Committee reserve the right, to the extent the Company or the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Awarded Units, and related dividend equivalents and any other related rights, are exempt from or otherwise comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder).  Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Awarded Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Awarded Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Participant (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A.  The settlement of Awarded Units that constitute nonqualified deferred compensation within the meaning of Code Section 409A (“409A Awarded Units”) may not be accelerated by the Company except to the extent permitted under Code Section 409A.  The Company may, however, accelerate the vesting of 409A Awarded Units, without changing the settlement terms of such 409A Awarded Units.  In the case of any settlement of 409A Awarded Units during a specified period following any date triggering a right to settlement, the Participant shall have no influence on any determination as to the tax year in which the settlement will be made.  Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee” for purposes of Code Section 409A as of the date of the Participant’s Termination of Service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Code Section 409A, (ii) is payable upon the Participant’s Termination of Service for a reason other than death, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s Termination of Service, such payment shall be delayed and paid to the Participant on the day that is six months and one day following the Participant’s Termination of Service or, if earlier, within ninety (90) days following the Participant’s death.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

PHYSICIANS REALTY TRUST

By:
Name:
Title:

PARTICIPANT:

Signature

Name:
Address: